Exhibit 99.1

March 18, 2011
Equus Total Return, Inc.
Hires Pristine Advisers LLC

HOUSTON, TX--(MARKETWIRE)-- Equus Total Return, Inc. (NYSE: EQS) ("Equus" or the "Fund") today announced that it has hired Pristine Advisers, LLC, to provide strategic investor relations and financial communications services.

“Pristine Advisers brings a significant level of experience from twenty-two years of working with closed-end funds. Their ability to generate increased exposure for Equus Total Return, Inc. within the professional investment community will be an asset as we continue to grow and expand our business,” commented John Hardy, Executive Chairman of Equus.

Pristine Advisers will work closely with Equus’ executive management team to develop an ongoing comprehensive investor relations message to solidify investor support and to develop, maintain and broaden the Fund’s investor base through a unified and focused investor awareness strategy. In addition, Pristine Advisers will assist in the development of customized, high-quality, high-impact and fully integrated media communications programs designed to increase industry and investor awareness of the Company’s growth strategies.

About Equus:  The Fund is a business development company that trades as a closed-end fund on the New York Stock Exchange, under the symbol "EQS". Additional information on the Fund may be obtained from the Fund's website at www.equuscap.com.

About Pristine Advisers: Pristine Advisers LLC, is a one-stop investor relations, public relations, social media/ media relations firm with a special niche in closed-end funds. Pristine Advisers has extensive contacts in all areas of the financial industry including global media, institutional shareholders, analysts and brokers.  Pristine Advisers focuses on the development and implementation of investor relations campaigns specifically designed to achieve clients’ fundamental goals.  www.pristineadvisers.com

Contacts

Patricia Baronowski / 631-756-2486 / pbaronowski@pristineadvisers.com